Exhibit 16

June 2, 2008

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated May 27, 2008 of Stratum Holdings, Inc. (the “Company”) to be filed with the Securities and Exchange Commission.

We agree with such statements insofar as they relate to our resignation as the Registered Public Accounting Firm and that our audits for the years ended December 31, 2007 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

The Company filed a Form 10-Q which included financial statements that were not reviewed by our firm. Form 10-Q’s are required to be reviewed in accordance with the review standards of the Public Company Accounting Oversight Board. We requested that the Company file a Form 8-K regarding non reliance on the financial statements.

We disagree with the following statement “However, the Auditor was informed that those individuals were in the process of resigning from their positions with the Registrant, as further described in Item 5.02 of this Current Report on Form 8-K”.

We cannot confirm or deny that the Company has not engaged a new independent registered public accounting firm.

Very truly yours,

PMB Helin Donovan, LLP

Austin, Texas